SUBORDINATED PROMISSORY NOTE

Minneapolis, MN

March 31, 2017

$2,745,000.00

As payment in full for the purchase from Timothy S. Krieger, an individual and resident of Minnesota (the “Payee”) of 496 Series A Preferred Units issued by Aspirity Holdings, LLC, a Minnesota limited liability company (the “Company”) on July 18, 2013, the Company hereby promises to pay to the order of the Payee, his successors, or assigns, as the case may be, at such place as may be specified in writing by such person, the principal sum of Two Million, Seven Hundred Forty Five Thousand Dollars and No Cents ($2,745,000.00). together with interest accrued on the unpaid principal balance from the date of this Note The unpaid principal balance and all accrued interest shall be due and payable on December 31, 2019 (the “Maturity Date”). Simple interest shall accrue on the unpaid principal balance at the annual rate of Twenty Percent (20.00%).

Payments. Before the Maturity Date, the Company may make payments of principal and accrued interest without penalty, with any payment being applied first to outstanding interest.

Subordination. Payment of the Note will be subordinated to senior indebtedness of the Company as follows:

i)	The indebtedness evidenced by the Note, and any interest thereon, is subordinated in right of payment to the Company’s senior debt. ‘‘Senior debt’’ means (a) all secured, senior indebtedness, of the Company, whether outstanding on the date hereof or incurred thereafter, provided such indebtedness is specifically designated as being senior debt in its defining instruments and (b) the Company’s Renewable Unsecured Subordinated Notes currently issued or issued hereafter pursuant to a registration statement declared effective by the Securities and Exchange Commission. Any documents, agreements or instruments evidencing or relating to any senior debt may be amended, restated, supplemented or renewed from time to time without requiring any notice to or consent of the Payee.

ii)	There is no limitation on the amount of senior debt that may be incurred.

iii)	The Note is not guaranteed by any subsidiaries, affiliates, or control persons of the Company. Accordingly, in the event of a liquidation or dissolution of a subsidiary, creditors of that subsidiary will be paid in full, or provision for such payment will be made, from the assets of that subsidiary prior to distributing any remaining assets to the owner of that subsidiary. Therefore, in the event of liquidation or dissolution of a subsidiary, no assets of that subsidiary may be used to make payment to the Payee until the creditors of that subsidiary are paid in full from the assets of that subsidiary.

iv)	In the event of any liquidation, dissolution or any other winding up of the Company or a subsidiary, or of any receivership, insolvency, bankruptcy, readjustment, reorganization or similar proceeding under the U.S. Bankruptcy Code or any other applicable federal or state law relating to bankruptcy or insolvency, or during the continuation of any event of default on the senior debt, no payment may be made on the Note until all senior debt has been paid in full or provision for such payment has been made to the satisfaction of the senior debt holders. If any distribution is nonetheless made to the Payee, the money or property distributed must be paid over to the holders of the senior debt to the extent necessary to pay the senior debt in full.

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v)	The Company will not make any payment, direct or indirect, whether of interest, principal, on default, or otherwise, on the Note and any other indebtedness being subordinated to the payment of the Note, and the Payee will not have the right, directly or indirectly, to sue to enforce the Note if a default or event of default under any senior debt has occurred and is continuing, or if any default or event of default under any senior debt would result from such payment, in each case unless and until the default and event of default has been cured or waived by the holders of such senior debt.

Notices. All notices, requests, demands, claims and other communications pursuant to this Note will be in writing and will be deemed duly given two business days after such notice is sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

i)	If to Company:	Wiley H. Sharp III
Chief Financial Officer
Aspirity Holdings, LLC
701 Xenia Avenue South, Suite 475
Minneapolis MN 55416
Email: wileysharp@aspirityholdings.com

ii)	If to Payee:	Timothy S. Krieger
16233 Kenyon Avenue
Lakeville, MN 55044
Email: tkrieger@kriegerent.com

Any Party may send any notice, request, demand, claim or other communication to the intended recipient at the address set forth above using any other means (including personal delivery, overnight courier, messenger service, telecopy, telex, ordinary mail or electronic mail). Such notice, request, demand, claim or other communication will be deemed to have been duly given on the day of personal delivery or the day after sent via reputable overnight courier. Otherwise, notice will only be deemed to have been received when it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Agreement.

Invalidity of Particular Provisions. The Company and Payee agree that the unenforceability or invalidity of any provision or provisions of this Note will not render any other provision or provisions herein contained unenforceable or invalid.

Successors or Assigns. The Company and Payee agree that all of the terms of this Note will be binding on their respective successors and assigns, and that the term “Company” and the term “Payee” as used herein will be deemed to include, for all purposes, their respective designees, successors, assigns, heirs, executors and administrators.

Governing Law; Choice of Venue, Waiver of Jury Trial. This Note will be interpreted and governed under the laws of the State of Minnesota, without regard to conflict of laws principles. Any action or proceeding against any of the Parties relating in any way to this Note or the subject matter of this Note will be brought and enforced exclusively in the competent state or federal courts of Minnesota, and the parties to this Agreement consent to the exclusive jurisdiction of such courts in respect of such action or proceeding. The Parties waive their right to a trial by jury for any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement, whether grounded in tort, contract or otherwise.

Waiver. Waiver of any default hereunder by the Payee will not be a waiver of any other default or of a same default on a later occasion. No delay or failure by the Payee to exercise any right or remedy will be a waiver of such right or remedy and no single or partial exercise by the Payee of any right or remedy will preclude other or further exercise thereof or the exercise of any other right or remedy at any other time.

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Waiver of Presentment. The Company waives presentment, dishonor, protest, demand, diligence, notice of protest, notice of demand, notice of dishonor, notice of nonpayment, and any other notice of any kind otherwise required by law in connection with the delivery, acceptance, performance, default, enforcement or collection of this Note and expressly agrees that this Note, or any payment hereunder, may be extended or subordinated (by forbearance or otherwise) at any time, without in any way affecting the liability of the Company.

Collection Costs. The Company agrees to pay on demand all costs of collecting or enforcing payment under this Note, including reasonable attorneys’ fees and legal expenses, whether suit be brought or not, and whether through courts of original jurisdiction, courts of appellate jurisdiction, or bankruptcy courts, or through other legal proceedings.

Amendment. This Note may not be amended, converted, or modified, nor will any waiver of any provision hereof be effective, except by an instrument in writing signed by the party against whom enforcement of any amendment, conversion, modification, or waiver is sought.

Right of Offset. Payee may offset the unpaid principal balance and interest accrued thereon against any obligation of the Payee or Krieger Enterprises, LLC so long as such entity is controlled by Payee.

IN WITNESS WHEREOF, the Company has executed this promissory note as of the date first written above.

THE COMPANY:

ASPIRITY HOLDINGS, LLC

/s/ Wiley H. Sharp III
Wiley H. Sharp III, Chief Financial Officer

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